Exhibit 10.6

IRONWOOD PHARMACEUTICALS, INC.

CHANGE OF CONTROL

SEVERANCE BENEFIT PLAN

May 5, 2009

This Change of Control Severance Benefit Plan (the “Plan”) has been adopted by the Compensation and HR Committee (the “Committee”) of the Board of Directors of Ironwood Pharmaceuticals, Inc. (the “Company”).

PLAN PHILOSOPHY

Innovative ideas and the associated intellectual property those ideas generate are at the core of all value created in the biopharmaceutical industry.  Ironwood believes that its employees are the source of these ideas and the subsequent value created.  The Company recognizes that the potential for a change of control or other event that could substantially change the nature and structure of the Company could adversely affect the Company’s ability to motivate its employees.  This Plan is designed to enable employees to bring forward their best ideas by providing them with the knowledge that if a change of control occurs they will have an opportunity to share in the value that they have helped create for shareholders regardless of their employment status at the company after the change of control.  The key elements to this plan are designed to ensure employees have a reasonable period of time within which to locate suitable employment without undue financial hardship, while also recognizing the value of their contributions to the Company through limited accelerated vesting of equity awards.

1.             GENERAL

1.1           Defined Terms.  Capitalized terms used in this Plan shall have the meanings set forth in Section 4 below.

1.2           No Employment Agreement.  This Plan does not obligate the Company to continue to employ any employee for any specific period of time, or in any specific role or geographic location.  Subject to the terms of any applicable written employment agreement between Company and an Eligible Participant, the Company may assign an Eligible Participant to other duties, and either the Company or an Eligible Participant may terminate such Eligible Participant’s employment by the Company at any time for any reason.

2.             CHANGE OF CONTROL TERMINATION

2.1           Cash Severance Benefit.  In the event of an Eligible Participant’s Covered Termination, the Eligible Participant shall be entitled to the cash severance benefit described below.

2.1.1        Salary Continuation.  Subject to the terms of this Section 2.1, such Eligible Participant shall receive a payment in an amount equal to six months of such Eligible Participant’s base salary at the time of such Eligible Participant’s Covered Termination.

2.1.2        Prorated Bonus Payment.  Subject to the terms of this Section 2.1, such Eligible Participant shall receive a payment in an amount equal to his or her target bonus for the year in which the Covered Termination occurs, prorated through the date of such Eligible Participant’s Covered Termination.

All payments made under this Section 2.1 shall be reduced by applicable federal and state withholding taxes.  All payments shall be paid in a lump sum upon the later of (x) the date of the Change of Control or (y) within ten (10) calendar days following such Eligible Participant’s Covered Termination.  An Eligible

Participant shall not be entitled to contribute any funds paid to such Eligible Participant pursuant to this Plan to any deferred compensation plan maintained by the Company and, with the exception of continuation healthcare coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, shall cease to be eligible to actively participate in any other benefit plan maintained by the Company.  If any of the benefits set forth in this Section 2.1 are deferred compensation under Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”), any Covered Termination triggering payment of such benefits must constitute a “separation from service” under Section 409A before, subject to Section 2.1.3 of this Plan, distribution of such benefits can commence.  For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Participant, but shall only act as a delay until such time as a “separation from service” occurs.

2.1.3 Specified Employee Delay for Certain Employees of Publicly Traded Companies. Notwithstanding the foregoing, if any amount to be paid to Participant pursuant to this Plan as a result of Participant’s termination of employment is “deferred compensation” subject to Section 409A, and if the Participant is a “Specified Employee” (as defined under Section 409A) as of the date of Participant’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to Participant hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six months have elapsed since the Participant’s termination of employment for any reason other than death.  Any deferred compensation payments delayed in accordance with the terms of this Section 2.1.3 shall be paid in a lump sum when paid and any remaining payments thereafter shall continue in accordance with the normal schedule set forth herein.  To the extent the amounts are not treated as deferred compensation subject to Section 409A this six month delay will not apply.

2.2           Acceleration of Vesting of Equity Awards. If at the time of a Covered Termination, the Eligible Participant has outstanding any stock options, restricted stock, restricted stock units or other equity awards that were issued by the Company prior to the Change of Control (“Company Equity Awards”) then as of the date of the Covered Termination all such Company Equity Awards that have vesting provisions based solely on time and not performance milestones shall have their vesting fully accelerated so as to be 100% vested and exercisable as of the date of the Covered Termination.  To the extent any Company Equity Awards are subject to Section 409A, vesting will be accelerated only to the extent the acceleration does not cause additional taxes or penalties under Section 409A.  For the avoidance of doubt, any vesting provisions of a Company Equity Award that are based solely on milestone achievement shall not be accelerated hereunder.

2.3           Extended Medical and Dental Benefits.

2.3.1        Benefit Continuation.  Upon completion of the appropriate forms as required under the applicable provisions of COBRA, the Company shall continue each Eligible Participant’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for the Eligible Participant’s co-pay, if any, which shall be deducted from the Eligible Participant’s severance compensation) for the six months following the date of such Eligible Participant’s Covered Termination, to the same extent that such insurance is provided to similarly situated Eligible Participants.

2.3.2        Termination of Coverage.  Notwithstanding Section 2.3.1, in the event an Eligible Participant dies or becomes covered under another employer’s group health plan during the continuation period (in which case such Eligible Participant promptly shall inform the Company), the Company shall cease provision of continued group health insurance for such Eligible Participant and any dependents to the extent permitted by COBRA.

3.             FEDERAL TAX UNDER IRC SECTION 4999

3.1           Adjustment of Excess Payments Payable to an Eligible Participant Subject to Section 4999.  In the event it is determined that an Eligible Participant entitled to payments and/or benefits provided by this Plan or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change of ownership or effective control of the Company (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), the Company shall cause to be determined, before any amounts of the Payments are paid to the Eligible Participant, which of the following two alternative forms of payment would maximize the Eligible Participant’s after-tax proceeds: (i) payment in full of the entire amount of the Payments, or (ii) payment of only a part of the Payments so that the Eligible Participant receives the largest payment possible without the imposition of the 280G Excise Tax (“Reduced Payments”).  If it is determined that Reduced Payments will maximize an Eligible Participant’s after-tax benefit, then (i) cash compensation subject to Section 409A shall be reduced first, then cash payments not subject to Section 409A shall be reduced, (ii) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (iii) the Eligible Participant shall have no rights to any additional payments and/or benefits constituting the Payments.  Unless the Company and Eligible Participant otherwise agree in writing, any determination required under this Section 3.1 shall be made in writing by independent public accountants agreed to by the Company and the Eligible Participant (the “Accountants”), whose determination shall be conclusive and binding upon the Eligible Participant and the Company for all purposes.  For purposes of making the calculations required by this Section 3.1, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Eligible Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations.  The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 3.1.  Notwithstanding the foregoing, the calculations and adjustments set forth above shall not result in any delay in payment of benefits under this Plan.

4.             DEFINITIONS

4.1           Capitalized Terms Defined.  Capitalized terms used in this Plan shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2           “Cause” means:

(a)            theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act;;

(b)           improper disclosure or use of the Company’s confidential, business or proprietary information by the Eligible Participant;

(c)          gross negligence or willful misconduct in the performance of the Eligible Participant’s assigned duties; or

(d)           repeated failure by the Eligible Participant to perform his or her job responsibilities in accordance with written instructions from such Eligible Participant’s supervisor (which, in the case of the Company’s Chief Executive Officer, shall be the Company’s Board of Directors).

4.3           “Change of Control” means:

(a)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities

Exchange Act of 1934, as amended), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company or any employee benefit plan of the Company) pursuant to a transaction or a series of transactions which the Board of Directors does not approve;

(b)           a merger or consolidation of the Company, whether or not approved by the Board of Directors, which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)           the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect) provided that the sale or disposition is of more than two-thirds (2/3) of the assets of the Company; or

(d)           the date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(e)           In any case, a Change of Control under this Section 4.3 must also meet the requirements of a change in ownership or effective control, or a sale of a substantial portion of the Company’s assets in accordance with Section 409A(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulation § 1.409A-3.

4.4           “Company” shall mean Ironwood Pharmaceuticals, Inc. and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Plan.

4.5           “Constructive Termination in connection with a Change of Control” means the termination of employment by an Eligible Participant for Good Reason, as defined in this Plan, within twenty-four months after the occurrence of any Change of Control; provided that “Constructive Termination in connection with a Change of Control” shall not include any termination of the employment of an Eligible Participant (i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of the Eligible Participant; (iii) as a result of the death of the Eligible Participant; or (iv) as a result of the voluntary termination of employment by the Eligible Participant for reasons other than Good Reason.

4.6           “Covered Termination” shall mean, with respect to an Eligible Participant for purposes of this Plan, a Termination Upon Change of Control or a Constructive Termination in connection with a Change of Control.

4.7           “Effective Date” means May 5, 2009.

4.8           “Eligible Participant” shall means all employees of the Corporation employed by the Company as of the Effective Date, and such other additional employees of the Company as may be designated from time to time after the Effective Date to participate in this Plan by the Compensation Committee of the Board of Directors.

4.9           “Good Reason” means the occurrence of any of the following conditions following a Change of Control, in each case occurring without the Participant’s consent and as to which (x) the Participant gives the Company notice within ninety (90) days of its first existence or occurrence of any or any combination of the eligibility conditions specified below, and (y) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice:

(a)           a material diminution in the Eligible Participant’s authority, duties and responsibilities;

(b)           a material diminution in the Eligible Participant’s total target cash compensation unless such material diminution is in connection with a proportional reduction in compensation for all or substantially all of the Company’s employees who are similarly situated;

(c)           the relocation of the Eligible Participant’s work place for the Company to a location more than 60 miles from the location of the work place prior to the Change of Control; or

(d)           any other action or inaction that constitutes a material breach by the Eligible Participant’s employer of the agreement, if any, under which the Eligible Participant is then providing services.

4.10         “Permanent Disability” means that:

(a)           the Eligible Participant has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of such Eligible Participant’s duties;

(b)           such total incapacity shall have continued for a period of six (6) consecutive months; and

(c)           such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of such Eligible Participant’s life.

4.11         “Successor” means the Company as defined above and any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

4.12         “Termination Upon Change of Control” means any actual termination of the employment of an Eligible Participant by the Company without Cause during the period commencing thirty (30) days prior to the earlier of (i) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (ii) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); and ending on the earlier of (x) the date on which the Company announces that the definitive agreement described in clause (ii) above has been terminated or that the Company’s efforts to consummate the Change of Control contemplated by the previously announced negotiations or by a previously executed definitive agreement have been abandoned or (y) the date which is twenty-four months after the Change of Control; provided that “Termination Upon Change of Control” shall not include any termination of the employment of an Eligible Participant (i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of the Eligible Participant; (iii) as a result of the death of the Eligible Participant, or (iv) as a result of the voluntary termination of employment by the Eligible Participant for reasons other than Good Reason.

5.             EXCLUSIVE REMEDY

5.1           Sole Remedy for Covered Terminations.  The payments and benefits provided for in Sections 2 and 3 shall constitute an Eligible Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Eligible Participant and the Company in the event of the Eligible Participant’s Covered Termination, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and an Eligible Participant, whether entered into before or after the Effective Date.

5.2           Other Agreements Not Superseded.  No provision of this Plan shall supersede or limit the terms, including more restrictive terms, of any other agreement by an Eligible Participant to refrain from competition with or from soliciting the employees or customers of the Company.

6.             OTHER BENEFIT PLANS

This Plan is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company, all of which are subject to Committee approval, that are regularly made available to a significant number of employees, officers or executives of the Company, including without limitation the Company’s equity incentive plans. As of the date hereof, the Company has no other plan, program or arrangement which would provide superior severance benefits than those provided herein.

7.             SUCCESSORS AND ASSIGNS

7.1           Successors of the Company.  The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Failure of the Company to obtain such agreement shall be a material breach of this Plan.

7.2           No Assignment of Rights.  Except as set forth in Section 7.3, the interest of any Eligible Participant in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process.  Any act in violation of this Section 7.2 shall be void.

7.3           Heirs and Representatives of Eligible Participant.  An Eligible Participant’s accrued rights under this Plan shall inure to the benefit of and be enforceable by an Eligible Participant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

8.             NOTICES

For purposes of this Plan, notices and all other communications permitted or provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	Ironwood Pharmaceuticals, Inc.
Attention: General Counsel
320 Bent Street
Cambridge, MA 02141

and if to an Eligible Participant at the most recent address recorded in the records of the Company.  Either party may provide the other with notices of change of address, which shall be effective upon receipt.

9.             AUTHORITY OF THE BOARD OF THE COMPANY

The Board of the Company, or a designated subcommittee thereof, shall have the authority to administer the Plan, interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan, including, without limitations, questions of fact.  If applicable, the Plan shall be interpreted and administered in a manner consistent with Section 409A.

10.          SEVERABILITY OF PROVISIONS

If anyone or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

11.          AMENDMENT, SUSPENSION OR TERMINATION

At any time after the Effective Date of this Plan and prior to the date thirty (30) days before the earlier of (i) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (ii) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies), the Board of Directors of the Company shall have the right to amend, suspend or terminate this Plan at any time and for any reason.  Notwithstanding the preceding sentence, however, no amendment or termination of this Plan shall reduce any Eligible Participant’s rights or benefits that have accrued and become payable under this Plan before the date the amendment is adopted or this Plan is terminated, as appropriate.  Any such amendment shall comply with the requirements of Section 409A, if applicable.